Exhibit 99.1

March 28, 2008

Dear Shareholder,

I am proud to inform you that ImmuneRegen BioSciences has realized a major milestone in its journey.  With the release of exciting new stem cell results from our development partner HemoGenix®, the company has now reached the point of maturation where we believe it can make the transition from a research and development company to a pre-clinical compound licensing company.  Simultaneously with this letter, and reflecting the strategic evolution of the company, ImmuneRegen is releasing a new PowerPoint and website redesign to reintroduce the company to investors and industry partners.

During the past year, we have continued to fund studies and develop partnerships that have contributed greatly to our understanding of both the clinical indications of Homspera™ and the potential therapeutic benefit it promises.  In the past year, we have signed additional partnering agreements that add industry validation to our work and bring the total number of our study partners to more than twenty. Our co-development relationships reflect enhanced interest by industry innovators in potential uses for Homspera in conjunction with other compounds currently in preclinical development. Most importantly, we have determined that our most efficient path to profitability can be achieved through the licensing of one or more of Homspera’s many potential applications by major pharmaceutical companies.

Licensing has become a more feasible strategy now that we are armed with a unified understanding of Homspera’s mechanisms of action (see Management Analysis section below). This determination is fueled by our belief that Homspera has multiple potential indications for use as an adult stem cell activation product. Since each potential licensee brings unique product development needs and capabilities, we will work to identify potential partners interested in our pre-clinical status and willing to invest early to capture the maximum value of a high-potential drug candidate. We believe that continuing product development may enable additional potential indications to be licensed at increasingly higher valuations.

These plans rely upon funding already in place. This year, Management has secured $2 million in funding from Yorkville Advisors, with an additional $1 million becoming available, at our option, in July.  This funding guarantees the continued operation of the company and is expected to take us to the point where licensing revenues could bolster the support for continued growth of the company.  Current growth is evident in the broad range of ongoing activities. Our scientific team is managing multiple studies with prominent laboratories and partners across the country. We have begun the required safety studies necessary to receive IND (Investigational New Drug) clearance from the U.S. FDA (Food & Drug Administration) enabling human clinical studies. We will continue to collect the necessary data to meet both internal milestones and those set forth in our most recent funding agreement.

Management Analysis of Unified Mechanism of Action

The new stem cell data supports our belief that Homspera can trigger resting hematopoietic stem cells (HSCs) to multiply, become mature blood cells and migrate from the bone marrow to the peripheral circulation. These newly differentiated HSCs replenish damaged white and red blood cells and platelets, enabling reconstitution of the immune system, oxygen carrying capacity and primary blood-clotting mechanism, respectively.

We believe that our previous findings regarding Homspera can, in part, be explained by Homspera’s stimulation of HSCs.  More specifically, studies indicate that a lethally irradiated animal suffering from massive immune cell loss can be protected by Homspera’s stimulation of HSCs to replenish those lost cells, thus by increasing the numbers of white blood cells, the body becomes more capable of fighting off the infections that are partially responsible for post-radiation lethality. Additionally, the augmented immune system is better able to identify and target invading micro-organisms or foreign proteins by mounting antibody and/or cell-mediated responses to the intruders. Therefore, we believe that the diminished amount of virus detected in the lungs and nasal passages of infected animals treated with Homspera, is partly an effect of Homspera’s stem cell activity.

We believe that there are likely to be other direct effects of Homspera on cells of the immune system as well as other cell types. For example, Homspera-treated animals demonstrate activation of receptors on cells of the immune system and an impact on molecules which regulate the immune system, either of which could lead to an increased immune response, an effect likely independent of stem cell activity, but we believe dependent on binding of Homspera to its specific receptor molecule on the surface of immune cells. This receptor/Homspera interaction triggers many biochemical pathways that can result in changes in cell activity and trigger a positive response to antigens or other chemicals.

Thus, we believe that the radio-protective, anti-microbial and vaccine adjuvant responses can all be attributed, at least in part, to the ability of Homspera to stimulate hematopoietic stem cells, and, in part, to the interaction of Homspera with its receptor on cells of the immune system.

Based on the aforementioned findings and theories we will be executing our new strategic plan focusing the resources of the company on licensing our compound for development in the adult stem cell marketplace with a top-tier partner.  During this time, we will pursue the development of stem cell studies and clinical indications, but will continue to fund, at a lesser level, studies in radiation, infectious diseases, wound care and cosmetic applications.  It is my belief that this strategy will represent the fastest path to profitability and the greatest hope of increasing and sustaining shareholder value.

I look forward to sharing this journey with all of you.

Michael K. Wilhelm
Chief Executive Officer